EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Danka Business Systems PLC

We consent to the incorporation by reference in the Registration Statements (Nos. 33-75468, 33-75474, 333-18615, 333-89837, 333-83936, 333-83938, 333-118768, 333-87042, and 333-100933 on Form S-8 and Nos. 33-95898, 33-94596 and 333-08455 on Form S-3 and No. 333-109161 on Form S-4) of our reports dated June 9, 2005, with respect to the consolidated financial statements and schedule of Danka Business Systems PLC, Danka Business Systems PLC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Danka Business Systems PLC, included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

Tampa, Florida

June 9, 2005